Free Writing Prospectus dated May 8, 2012	Filed Pursuant to Rule 433(d) Registration Statement No. 333 – 179426 May 8, 2012

Diageo Capital plc

U.S.$1,000,000,000 1.500% Notes due 2017

Guaranteed as to the payment of Principal and Interest by

Diageo plc

Final Term Sheet

Issuer:	Diageo Capital plc
Guarantor:	Diageo plc
Security:	1.500% Notes due 2017
Format:	SEC Registered
Principal Amount:	U.S.$1,000,000,000
Net Proceeds (after underwriting discount):	U.S.$992,600,000
Minimum Denomination:	U.S.$1,000
Day Count:	30/360
Reoffer Price:	99.560%
Reoffer Yield:	1.592%
Coupon:	1.500%
Underlying Treasury:	0.875% due April 2017
Treasury Yield:	0.772%
Spread:	0.820%
Settlement Date:	May 11, 2012 (T+3)
Maturity Date:	May 11, 2017
Interest Payment Dates:	May 11 and November 11 of each year, commencing on November 11, 2012
Business Days:	New York / London
Optional Make-Whole Redemption:	The greater of 100% of principal amount or present value at a discount rate of Treasury plus 15 bps
Use of Proceeds:	General corporate purposes
Joint Bookrunners:

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Morgan Stanley & Co. LLC

Nomura Securities International, Inc.

RBS Securities Inc.

Expected Rating:	Moody’s: A3 / S&P: A- / Fitch: A-
Expected Listing:	NYSE (expected within 30 days after Settlement Date)
CUSIP:	25243Y AR0
ISIN:	US25243YAR09

Diageo Investment Corporation

U.S.$1,000,000,000 2.875% Notes due 2022

Guaranteed as to the payment of Principal and Interest by

Diageo plc

Final Term Sheet

Issuer:	Diageo Investment Corporation
Guarantor:	Diageo plc
Security:	2.875% Notes due 2022
Format:	SEC Registered
Principal Amount:	U.S.$1,000,000,000
Net Proceeds (after underwriting discount):	U.S.$992,380,000
Minimum Denomination:	U.S.$1,000
Day Count:	30/360
Reoffer Price:	99.638%
Reoffer Yield:	2.917%
Coupon:	2.875%
Underlying Treasury:	2.000% due February 2022
Treasury Yield:	1.847%
Spread:	1.070%
Settlement Date:	May 11, 2012 (T+3)
Maturity Date:	May 11, 2022
Interest Payment Dates:	May 11 and November 11 of each year, commencing on November 11, 2012
Business Days:	New York / London
Optional Make-Whole Redemption:	The greater of 100% of principal amount or present value at a discount rate of Treasury plus 20 bps
Use of Proceeds:	General corporate purposes
Joint Bookrunners:

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Morgan Stanley & Co. LLC

Nomura Securities International, Inc.

RBS Securities Inc.

Expected Rating:	Moody’s: A3 / S&P: A- / Fitch: A-
Expected Listing:	None
CUSIP:	25245B AB3
ISIN:	US25245BAB36

Diageo Investment Corporation

U.S.$500,000,000 4.250% Notes due 2042

Guaranteed as to the payment of Principal and Interest by

Diageo plc

Final Term Sheet

Issuer:	Diageo Investment Corporation
Guarantor:	Diageo plc
Security:	4.250% Notes due 2042
Format:	SEC Registered
Principal Amount:	U.S.$500,000,000
Net Proceeds (after underwriting discount):	U.S.$493,225,000
Minimum Denomination:	U.S.$1,000
Day Count:	30/360
Reoffer Price:	99.395%
Reoffer Yield:	4.286%
Coupon:	4.250%
Underlying Treasury:	3.125% due November 2041
Treasury Yield:	3.036%
Spread:	1.250%
Settlement Date:	May 11, 2012 (T+3)
Maturity Date:	May 11, 2042
Interest Payment Dates:	May 11 and November 11 of each year, commencing on November 11, 2012
Business Days:	New York / London
Optional Make-Whole Redemption:	The greater of 100% of principal amount or present value at a discount rate of Treasury plus 20 bps
Use of Proceeds:	General corporate purposes
Joint Bookrunners:

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Morgan Stanley & Co. LLC

Nomura Securities International, Inc.

RBS Securities Inc.

Expected Rating:	Moody’s: A3 / S&P: A- / Fitch: A-
Expected Listing:	None
CUSIP:	25245B AA5
ISIN:	US25245BAA52

Note on Capitalization of Diageo and its consolidated subsidiaries: Note 7 to the table set forth under the heading “Capitalization” in the Prospectus to which this term sheet relates should be replaced with the following: “At March 31, 2012, the group’s net borrowings were £8,387 million.  Since that date, there has been no material change to the group’s net borrowings.”

This document includes disclosure about Diageo’s debt rating. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organisation. Each rating should be evaluated independently of any other rating.

Diageo has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Diageo has filed with the SEC for more complete information about Diageo and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-877-858-5407, Credit Suisse Securities (USA) LLC at 1-800-221-1037, Deutsche Bank Securities Inc. at 1-800-503-4611, HSBC Securities (USA) Inc. at 1-866-811-8049, Morgan Stanley & Co. LLC at 1-866-718-1659, Nomura Securities International, Inc. at 1-800-638-2268 or RBS Securities Inc. at 1-866-884-2071.